INDEPENDENT AUDITOR'S CONSENT

We do hereby consent to the use of our reports dated November 3, 2000 and 1999 on the financial statements of Great Expectations, Inc.
included in and made part of the registration statement of Great
Expectations, Inc. dated April 20, 2001.

April 20, 2001

/s/ Tannenbaum & Company, P.C.
     Certified Public Accountant